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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE)*

                             Suiza Foods Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    865077101
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   2  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

      NUMBER OF           ----------------------------------------------------
        SHARES               6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING           ---------------------------------------------------
        PERSON               7    SOLE DISPOSITIVE POWER
         WITH
                                  0

                          ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   3  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Limited Partnership, C.V.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

       NUMBER OF           ----------------------------------------------------
         SHARES               6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  0
          EACH
       REPORTING            ---------------------------------------------------
         PERSON               7    SOLE DISPOSITIVE POWER
          WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   4  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Management L.P.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   5  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Management, N.V.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   6  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Partners L.P.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   7  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   8  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James J. Fitzpatrick

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   9  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  556

          NUMBER OF        ----------------------------------------------------
            SHARES            6    SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY               0
             EACH
          REPORTING         ---------------------------------------------------
            PERSON            7    SOLE DISPOSITIVE POWER
             WITH
                                  556

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        556

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   10  OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER

                                   0

                           ----------------------------------------------------
        NUMBER OF             6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                 0
        OWNED BY
          EACH              ---------------------------------------------------
        REPORTING             7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                     0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   11  OF  24   PAGES
               ---------                                   --      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER

                                   0

        NUMBER OF          ----------------------------------------------------
         SHARES               6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   0
          EACH
        REPORTING          ----------------------------------------------------
         PERSON               7    SOLE DISPOSITIVE POWER
          WITH
                                   0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 24 Pages

CUSIP NO.      865077101           13G              PAGE   12 OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert Migliorino

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12  of 24 Pages

CUSIP NO.      865077101           13G              PAGE   13 OF  24   PAGES
               ---------                                   -      --
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  0

        NUMBER OF          ----------------------------------------------------
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 0
           EACH
        REPORTING           ---------------------------------------------------
          PERSON              7    SOLE DISPOSITIVE POWER
           WITH
                                  0

                           ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13  of 24 Pages

      Item 1(a).  Name of Issuer

                  Suiza Foods Corporation

      Item 2(b).  Address of Issuer's Principal Executive Offices

                  3811 Turtle Creek Blvd.
                  Suite 1950, LB 50
                  Dallas, TX 75219

      Item 2(a).  Name of Person Filing

                  This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

      Item 2(b).  Address of Principal Business Office or, if None, Residence

                  Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

      Item 2(c).  Citizenship

                  Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are


                              Page 14 of 24 Pages
                  citizens of the United States.

      Item 2(d).  Title of Class of Securities

                  This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Suiza Foods Corporation ("the Company").

      Item 2(e).  CUSIP Number

                  CUSIP number 865077101.

      Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)          __  Broker or Dealer registered under Section 15 of the Act,
      (b)          __  Bank as defined in Section 3(a)(6) of the Act,
      (c)          __  Insurance Company as defined in Section 3(a)(19) of the
                       Act,
      (d)          __  Investment Company registered under Section 8 of the
                       Investment Company Act,
      (e)          __  Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940,
      (f)          __  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
      (g)          __  Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G); see Item 7,
      (h)          __  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                  Not Applicable

      Item 4.     Ownership

      (a) Canaan Capital owns 0 shares of Common Stock and Canaan Capital Offshore owns 0 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Green owns 556 shares of Common Stock as an individual.

      (b) By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 0 shares of Common Stock, representing beneficial ownership of 0% of the Company. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 0 shares, representing beneficial ownership of 0%.

                  Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 0 shares, representing beneficial ownership of 0%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 0 shares, representing beneficial ownership of 0%. By virtue of their status as general partners of



                              Page 15 of 24 Pages

                  Canaan Partners, the Partners may each be deemed to be the beneficial owner of 0 shares representing in the case of each Partner, beneficial ownership of 0%. Mr. Green owns additional shares of Common Stock as outlined in (a) above which does not increase his percentage of ownership. The foregoing percentages are calculated based on the 15,811,000 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997

                                                  NUMBER OF SHARES
                                      -----------------------------------------------

      (c)  Reporting Person            (i)           (ii)          (iii)         (iv)
      ---  ----------------            ---           ----          -----         ----
      Canaan Capital                      0             0            0              0
      Canaan Capital Offshore             0             0            0              0
      Canaan Capital Management           0             0            0              0
      Canaan Corporation                  0             0            0              0
      Canaan Partners                     0             0            0              0
      Harry T. Rein                       0             0            0              0
      James J. Fitzpatrick                0             0            0              0
      Stephen L. Green                  556             0          556              0
      Deepak Kamra                        0             0            0              0
      Gregory Kopchinsky                  0             0            0              0
      Robert J. Migliorino                0             0            0              0
      Eric A. Young                       0             0            0              0


      (i)         Sole power to vote or direct the vote
      (ii)        Shared power to vote or to direct the vote
      (iii)       Sole power to dispose or to direct the disposition of
      (iv)        Shared power to dispose or to direct the disposition of

      Item 5.     Ownership of Five Percent or Less of a Class

                  This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

      Item 6.     Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.

      Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

      Item 8.     Identification and Classification of Members of the Group

                  Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b)(ii)(H).


                              Page 16 of 24 Pages

      Item 9.     Notice of Dissolution of Group
                  Not applicable.

      Item 10.    Certification
                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


      DATE:       February 10, 1998


                               Page 17 of 24 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        -------------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        --------------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ---------------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:               *
        ----------------------------------
        Director


Canaan Capital Partners L.P.

By:               *
        ----------------------------------
        General Partner


                              Page 18 of 24 Pages

                  *
-----------------------------------
Harry T. Rein


                  *
-----------------------------------
James J. Fitzpatrick


                  *
-----------------------------------
Stephen L. Green


                  *
-----------------------------------
Deepak Kamra


                  *
-----------------------------------
Gregory Kopchinsky


                  *
-----------------------------------
Robert J. Migliorino


                  *
-----------------------------------
Eric A. Young


                                                 *By:     /s/ Guy M. Russo
                                                     -----------------------
                                                          Guy M. Russo
                                                          Attorney-in-Fact
----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                              Page 19 of 24 Pages